Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. AND LEO PHARMA A/S ANNOUNCE AN AGREEMENT CONCERNING THE LICENSING, DEVELOPMENT AND MARKETING AGREEMENT FOR OXYGENT™ IN EUROPE AND CANADA

San Diego, CA; January 3, 2005 — Alliance Pharmaceutical Corp. (OTCBB: ALLP.OB), through its wholly owned subsidiary PFC Therapeutics, LLC (“PFC”), and LEO Pharma A/S (“LEO”) today announce that an agreement has been reached between PFC Therapeutics and LEO to enter into a License Agreement, subject to continued due diligence by LEO, to develop and commercialize Oxygent™ in Europe (EU member countries, EU membership applicants, Norway and Switzerland) and Canada. The terms of the License Agreement shall include certain initial and future payments to PFC upon the completion of various regulatory and commercial milestones for Oxygent™ development in Europe and royalties on commercial sales of Oxygent™ in Europe and Canada.

About ALLIANCE

Alliance Pharmaceutical Corp, founded in 1989, is a development stage pharmaceutical company that is currently focused on developing its lead product, Oxygent™.  Alliance is currently the only company that has advanced a synthetic PFC emulsion-based oxygen therapeutic into late-stage multi-center international clinical trials in both Europe and North America.  Through its wholly owned subsidiary, PFC Therapeutics, Alliance is developing Oxygent™ for the improvement of tissue oxygenation. The goal of the remaining clinical development program will be to seek marketing approvals for an indication to use Oxygent™ during surgery when tissues are in acute need of additional oxygen supply, and thereby decrease or avoid postoperative complications. Alliance will remain responsible for development of Oxygent™ and future commercialization in the U.S., and will continue with ongoing efforts to secure agreements for selected other countries.

About LEO

LEO Pharma A/S is one of the leading Danish research-based pharmaceutical companies. As a fully integrated and independent pharmaceutical company LEO was founded in 1908 and the company today markets significant products within the fields of dermatology, metabolic and cardiovascular diseases and ophthalmology and antibiotics. LEO is especially strong within dermatology and has developed the world leading products for treatment of mild to moderate psoriasis (DOVONEX® / DAIVONEX® and DAIVOBET®). LEO is furthermore one of the world’s largest producers of heparin including low molecular weight heparin and is actively engaged in researching treatment and marketing opportunities within critical care medicines. The company operates through fully owned affiliates in Europe and Canada as well as regional offices for Latin and South America, the Middle East, and Asia. The company markets its products in 90 countries and employs 3,200 people.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the results of LEO’s due diligence review, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data.  Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-KSB and Form 10-QSB, and those risk factors set forth in the most recent registration statement on Form SB-2 (File No. 333-119428).  Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact for further information:
Corporate Communications
Alliance Pharmaceutical Corp.
San Diego, CA
(858) 410-5275